Exhibit 99.1

FINANCIAL STATEMENTS

Tempo Holding Company, LLC

For the quarterly and year to date periods ended

June 30, 2021

FINANCIAL STATEMENTS

Tempo Holding Company, LLC

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions)	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$460	$506
Receivables, net	486	532
Other current assets	165	163

Total Current Assets Before Fiduciary Assets	1,111	1,201
Fiduciary assets	1,015	1,030

Total Current Assets	2,126	2,231
Goodwill	2,250	2,245
Intangible assets, net	1,634	1,733
Fixed assets, net	338	334
Deferred tax assets, net	5	5
Other assets	445	408

Total Assets	$6,798	$6,956

Liabilities and Members’ Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$336	$394
Current portion of long term debt	37	37
Other current liabilities	304	324

Total Current Liabilities Before Fiduciary Liabilities	677	755
Fiduciary liabilities	1,015	1,030

Total Current Liabilities	1,692	1,785
Long term debt	4,035	4,041
Other liabilities	380	447

Total Liabilities	$6,107	$6,273

Commitments and Contingencies (Note 16)
Members’ Equity
Members’ equity (123,700 and 123,700 A units, 1,817 and 1,800 A-1 units and 2,088 and 1,736 B units issued and outstanding, in each case, as of June 30, 2021 and December 31, 2020, respectively)	$854	$852
Retained deficit	(152)	(127)
Accumulated other comprehensive loss	(11)	(42)

Total Members’ Equity	$691	$683

Total Liabilities and Members’ Equity	$6,798	$6,956

See accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

Tempo Holding Company, LLC

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per unit amounts)	2021	2020	2021	2020
Revenue	$672	$647	$1,361	$1,340
Cost of services, exclusive of depreciation and amortization	436	444	888	906
Depreciation and amortization	19	16	38	29

Gross Profit	217	187	435	405
Operating Expenses
Selling, general and administrative	105	112	222	236
Depreciation and intangible amortization	56	57	111	113

Total operating expenses	161	169	333	349

Operating Income	56	18	102	56
Interest expense	61	53	123	111
Other expense (income), net	1	(5)	9	(4)

Loss Before Income Tax Benefit	(6)	(30)	(30)	(51)
Income tax benefit	(2)	(5)	(5)	(5)

Net Loss	$(4)	$(25)	$(25)	$(46)

Net Loss Per Unit:
Basic	$(33.65)	$(196.81)	$(201.31)	$(368.90)

Diluted	$(33.65)	$(196.81)	$(201.31)	$(368.90)

Net Loss	$(4)	$(25)	$(25)	$(46)
Other comprehensive income (loss), net of tax:
Change in fair value of derivatives	6	(1)	23	(36)
Foreign currency translation adjustments	4	(5)	8	(21)

Total other comprehensive income (loss), net of tax:	10	(6)	31	(57)

Comprehensive Income (Loss)	$6	$(31)	$6	$(103)

See accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

Tempo Holding Company, LLC

Condensed Consolidated Statements of Members’ Equity

(Unaudited)

							Accumulated
	Members’ Equity						Other
	Class A Units		Class A-1 Units		Class B Units		Comprehensive
(in millions, except unit amounts)	Units	Amount	Units	Amount	Units	Amount	(Loss) Income	Total
Balance at December 31, 2020	123,700	$699	1,800	$12	1,736	$14	$(42)	$683

Comprehensive (loss) income, net of tax	—	(21)	—	—	—	—	21	—
Restricted share units vested, net of units withheld in lieu of taxes	—	—	1	—	50	—	—	—
Unit repurchases	—	—	(75)	(1)	(89)	(1)	—	(2)
Share-based compensation expense	—	—	—	—	—	2	—	2

Balance at March 31, 2021	123,700	$678	1,726	$11	1,697	$15	$(21)	$683

Comprehensive (loss) income, net of tax	—	(4)	—	—	—	—	10	6
Restricted share units vested, net of units withheld in lieu of taxes	—	—	91	(1)	391	—	—	(1)
Share-based compensation expense	—	—	—	1	—	2	—	3

Balance at June 30, 2021	123,700	$674	1,817	$11	2,088	$17	$(11)	$691

							Accumulated
	Members’ Equity						Other
	Class A Units		Class A-1 Units		Class B Units		Comprehensive
(in millions, except unit amounts)	Units	Amount	Units	Amount	Units	Amount	Loss	Total
Balance at December 31, 2019	123,700	$804	1,683	$15	1,107	$11	$(25)	$805

Comprehensive loss, net of tax	—	(21)	—	—	—	—	(51)	(72)
Restricted share units vested, net of units withheld in lieu of taxes	—	—	11	—	15	—	—	—
Share-based compensation expense	—	—	—	—	—	2	—	2

Balance at March 31, 2020	123,700	$783	1,694	$15	1,122	$13	$(76)	$735

Comprehensive loss, net of tax	—	(25)	—	—	—	—	(6)	(31)
Distribution of members’ equity	—	(1)	—	—	—	—	—	(1)
Restricted share units vested, net of units withheld in lieu of taxes	—	—	157	(1)	209	—	—	(1)
Unit repurchases	—	—	(55)	(2)	(88)	(1)	—	(3)
Share-based compensation expense	—	—	—	1	—	1	—	2

Balance at June 30, 2020	123,700	$757	1,796	$13	1,243	$13	$(82)	$701

See accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

Tempo Holding Company, LLC

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended
	June 30,
(in millions)	2021	2020
Cash flows from operating activities
Net loss	$(25)	$(46)
Adjustments to reconcile net loss to net cash provided by operations:
Depreciation	49	42
Intangible amortization expense	100	100
Noncash lease expense	10	16
Financing fee and premium amortization	9	10
Share-based compensation expense	5	4
Other	1	1
Change in assets and liabilities:
Receivables	51	38
Accounts payable and accrued liabilities	(45)	(34)
Other assets and liabilities	(97)	(111)

Cash provided by operating activities	$58	$20

Cash flows from investing activities
Acquisition of businesses, net of cash acquired	—	3
Capital expenditures	(55)	(47)

Cash used for investing activities	$(55)	$(44)

Cash flows from financing activities
Net (decrease) increase in fiduciary liabilities	(15)	46
Members’ equity unit repurchase	(2)	(3)
Distributions of members’ equity	—	(1)
Borrowings from banks	110	401
Financing fees	—	(4)
Repayments to banks	(124)	(111)
Principal payments on finance lease obligations	(17)	(11)
Settlements of interest rate swaps	(14)	(7)
Tax payment for units withheld in lieu of taxes	(1)	(1)
Contingent consideration payments	(1)	(1)

Cash (used for) provided by financing activities	$(64)	$308

Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(3)
Net (decrease) increase in cash, cash equivalents and restricted cash	(61)	281
Cash, cash equivalents and restricted cash at beginning of period	1,536	985

Cash, cash equivalents and restricted cash at end of period	$1,475	$1,266

Reconciliation of cash, cash equivalents, and restricted cash to the Consolidated Balance Sheets
Cash and cash equivalents	$460	$453
Restricted cash included in fiduciary assets	1,015	813

Total cash, cash equivalents and restricted cash	$1,475	$1,266

Supplemental disclosures:
Interest paid	$112	$99
Income taxes paid	5	13
Supplemental disclosure of non-cash financing activities:
Fixed asset additions acquired through finance leases	$2	$51
Right of use asset additions acquired through operating leases	10	25
Non-cash fixed asset additions	—	26

See accompanying Notes to the Unaudited Condensed Consolidated Financial Statements

Notes to the Unaudited Condensed Consolidated Financial Statements

1. Basis of Presentation and Nature of Business

Tempo Holding Company, LLC (“Holdco,” the “Company” or “we”) was formed under the laws of the State of Delaware on March 7, 2017. Holdco is owned by Tempo Management, LLC and certain investment funds affiliated with The Blackstone Group L.P. (“Blackstone”) and other co-investors (collectively, the “Initial Investors”). Holdco is a holding company which conducts substantially all of its business operations through a 100% owned subsidiary, Tempo Acquisition, LLC.

Tempo Acquisition, LLC was formed under the laws of the State of Delaware on February 6, 2017. On February 9, 2017, Tempo Acquisition, LLC, entered into a purchase agreement (“the Purchase Agreement”) with Aon plc (“Aon”) whereby the Company agreed to purchase all of the outstanding equity interest in certain technology-enabled human resources solutions of Aon, plus certain related assets, for a purchase price of $4.3 billion in cash payable at closing, subject to customary adjustments set forth in the Purchase Agreement plus the assumption of certain liabilities (together the “Separation”). The Separation was completed on May 1, 2017.

On July 2, 2021 (the “Closing Date”), the Company completed its previously announced business combination transaction (as amended and restated as of April 29, 2021) (the “Business Combination Agreement”) with Foley Trasimene Acquisition Corp, its wholly owned subsidiary Alight, Inc. (“Alight”), and certain other parties thereto. On the Closing Date, pursuant to the Business Combination Agreement, among other things, (i) Foley Trasimene became a subsidiary of Alight, (ii) the combined company is now organized in an “Up-C” structure. (see Note 17 – “Subsequent Events”)

The accompanying unaudited Condensed Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information, and should be read in conjunction with the Consolidated Financial Statements contained in the Company’s December 31, 2020 annual financial statements. In the opinion of management, all adjustments, including normal recurring adjustments, considered necessary for a fair presentation have been included. All significant intercompany transactions and balances have been eliminated upon consolidation. The results of operations for interim periods are not necessarily indicative of the results to be expected for future quarters or for the full fiscal year ending December 31, 2021.

In the third quarter of 2020, the Company realigned and renamed certain of its reportable segments due to a reorganization as a result of leadership and strategy changes. All prior period information has been recast to reflect this change in reportable segments. See Note 11 “Segment Reporting” for more details.

Nature of Business

We are a leading cloud-based provider of integrated digital human capital and business solutions. We have an unwavering belief that a company’s success starts with its people, and our solutions connect human insights with technology. Leveraging artificial intelligence (“AI”) and data analytics, we provide an integrated, personalized experience for employees using technology-driven solutions that unlock value for employers. Our mission-critical solutions enable employees to enrich their health, wealth and wellbeing which helps global organizations achieve a high-performance culture. Our solutions include:

•

Employer Solutions: driven by our digital, software and AI-led capabilities and spanning total employee wellbeing and engagement, including integrated benefits administration, healthcare navigation, financial health, employee wellness and payroll. These solutions are designed to support employers in effectively managing their workforce through a seamless, integrated platform. We leverage data across all interactions and activities to improve the consumer experience, reduce operational costs and better inform management processes and decision-making. In addition, employees benefit from an integrated portal and user experience, coupled with a full-service client care center, helping them manage the full life cycle of their health, wealth and careers.

•

Professional Services: includes our project-based cloud deployment and consulting offerings that provide expertise with both human capital and financial platforms. Specifically, this includes cloud advisory and deployment, and optimization services for cloud platforms such as Workday, SAP SuccessFactors, Oracle, and Cornerstone OnDemand.

2. Accounting Policies and Practices

Use of Estimates

The preparation of the accompanying Condensed Consolidated Financial Statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of reserves and expenses.

These estimates and assumptions are based on management’s best estimates and judgments. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment. Management believes its estimates to be reasonable given the current facts available. Management adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity markets, and foreign currency exchange rate movements increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be predicted with certainty, actual results could differ significantly from these estimates. Changes in estimates resulting from continuing changes in the economic environment would, if applicable, be reflected in the financial statements in future periods.

Concentration of Risk

The Company has no significant off-balance sheet risks related to foreign exchange contracts or other foreign hedging arrangements. Management believes that its account receivable credit risk exposure is limited, and the Company has not experienced significant write-downs in its accounts receivable balances. Additionally, there was no single client who accounted for more than 10% of the Company’s revenues in any of the periods presented.

Cash and Cash Equivalents

Cash and cash equivalents include cash balances. At June 30, 2021 and December 31, 2020, Cash and cash equivalents totaled $460 million and $506 million, respectively, and none of the balances were restricted as to its use.

Fiduciary Assets and Liabilities

Some of the Company’s agreements require it to hold funds to pay certain obligations on behalf of its clients. Funds held on behalf of clients are segregated from Company funds, and their use is restricted to the payment of obligations on behalf of clients. There is typically a short period of time between when the Company receives funds and when it pays obligations on behalf of clients. These funds are recorded as Fiduciary assets with the related obligation recorded as Fiduciary liabilities in the Condensed Consolidated Balance Sheets.

Commissions Receivable

Commissions receivable, which are recorded in Other current assets and Other assets in the Condensed Consolidated Balance Sheets, are contract assets that represent estimated variable consideration for commissions to be received from insurance carriers for performance obligations that have been satisfied. The current portion of commissions receivable are expected to be received within one year, while the non-current portion of commissions receivable are expected to be received beyond one year.

Allowance for Expected Credit Losses

The Company’s allowance for expected credit losses with respect to trade receivables and contract assets is based on a combination of factors, including evaluation of historical write-offs, current conditions and reasonable economic forecasts that affect collectability and other qualitative and quantitative analysis. Receivables, net included an allowance for expected credit losses of $16 million and $15 million at June 30, 2021 and December 31, 2020, respectively.

Fixed Assets, Net

The Company records fixed assets at cost. We compute depreciation and amortization using the straight-line method on the estimated useful lives of the assets, which are generally as follows:

Asset Description	Asset Life
Capitalized software	Lesser of the life of an associated license, or 4 to 7 years
Leasehold improvements	Lesser of estimated useful life or lease term, not to exceed 10 years
Furniture, fixtures and equipment	4 to 10 years
Computer equipment	4 to 6 years

Goodwill and Intangible Assets, Net

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired and liabilities assumed. Goodwill is not amortized, but rather is tested for impairment on an annual basis during the fourth quarter or when impairment indicators are present.

Our intangible assets consist primarily of assets acquired through business combinations, including customer related contract based intangibles and technology related intangibles, and trademarks. Amortization of the finite-lived intangible assets is computed on a straight-line basis using the estimated useful life of the assets. The estimated useful life of customer related contract based intangibles and technology related intangibles range from 6 to 15 years, and the estimated useful life of finite-lived trade name intangibles range from 1 to 6 years. See Note 6 “Goodwill and Intangible assets, net” for more information. The Company reviews intangible assets that are being amortized for impairment whenever events or changes in circumstances indicate that their carrying value amount may not be recoverable. One of the trademark intangible assets is indefinite-lived and is not amortized.

Derivatives

The Company uses derivative financial instruments, such as interest rate swaps. Interest rate swaps are used to manage interest risk exposures and have been designated as cash flow hedges. The changes in the fair value of derivatives that qualify for hedge accounting as cash flow hedges are recorded in Accumulated other comprehensive loss. Amounts are reclassified from Accumulated other comprehensive loss into earnings when the hedge exposure affects earnings.

The Company discontinues hedge accounting prospectively when: (1) the derivative expires or is sold, terminated, or exercised, (2) the qualifying criteria are no longer met, or (3) management removes the designation of the hedging relationship.

Foreign Currency

Certain of the Company’s non-U.S. operations use their respective local currency as their functional currency. The operations that do not have the U.S. dollar as their functional currency translate their financial statements at the current exchange rates in effect at the balance sheet date and revenues and expenses using rates that approximate those in effect during the period. The resulting translation adjustments are included in net foreign currency translation adjustments within the Condensed Consolidated Statements of Members’ Equity. Gains and losses from the remeasurement of monetary assets and liabilities that are denominated in a non-functional currency are included in Other expense (income), net within the Condensed Consolidated Statements of Comprehensive Income (Loss). The impact of the foreign exchange gains and losses for the three and six months ended June 30, 2021 and 2020 were losses of $1 million and $9 million, and gains of $6 million and $5 million, respectively.

Share-Based Compensation Costs

Share-based payments to employees, including grants of restricted share units and performance-based restricted share units, are measured based on their estimated grant date fair value. The Company recognizes compensation expense on a straight-line basis over the requisite service period for awards expected to ultimately vest. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from original estimates.

Income Taxes

The Company is treated as a U.S. partnership and files a U.S. partnership income tax return. Taxable income or losses are reported in separate tax returns. The Company’s operating results, except for the business entities that file separate stand-alone income tax returns or non-U.S. jurisdiction tax returns, were included in the Company’s U.S. federal and state partnership income tax returns or non-U.S. jurisdiction tax returns. Accordingly, no provision, has been made for federal income taxes for the Company. Included in the Company’s Condensed Consolidated Financial Statements are business entities that file separate stand-alone U.S. federal income tax returns and are not included in the U.S. federal partnership tax returns for the Company. The Company is liable for the required U.S. federal income tax provisions for these entities as well as the various state income taxes, fees and foreign taxes which are shown in Note 7 “Income Taxes”.

The Company recognizes the benefits of tax return positions in the financial statements if it is “more-likely-than-not” they will be sustained by a taxing authority. The measurement of a tax position meeting the more-likely-than-not criteria is based on the largest benefit that is more than 50 percent likely to be realized. Only information that is available at the reporting date is considered in the Company’s recognition and measurement analysis and events or changes in facts and circumstances are accounted for in the period in which the event or change in circumstance occurs.

New Accounting Pronouncements: Recently Adopted

Reference Rate Reform

In March 2020, the FASB issued ASU 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” This guidance provides optional expedients and exceptions for certain contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate that is expected to be discontinued because of reference rate reform. The guidance permits entities not to apply modification accounting or remeasure lease payments in lease contracts if the changes to the contract are related to the discontinuation of the reference rate. If certain criteria are met, the amendments also allow exceptions to the dedesignation criteria of the hedging relationship and the assessment of hedge effectiveness during the transition period. For held-to-maturity debt securities, one-time sale and/or transfer to available-for-sale or trading may be made for held-to-maturity debt securities that both reference an eligible reference rate and were classified as held-to-maturity before January 1, 2020. In January 2021, the FASB issued ASU 2021-01, which provides optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, for computing variation margin settlements, and for calculating price alignment interest in connection with reference rate reform activities under way in global financial markets. An entity will apply this guidance on a prospective basis. The new guidance is effective as of March 12, 2020, and will not apply to any contract modifications made, sales and transfers of held-to-maturity debt securities, and hedging relationships entered into or evaluated after December 31, 2022. At the time of adoption, there was no impact to our Condensed Consolidated Financial Statements. The Company will continue to assess the impact as the reference rate transition occurs over the next two years.

Callable Debt Securities

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20 – Receivables – Nonrefundable Fees and Other Costs.” The new accounting guidance clarifies that a reporting entity should assess whether a callable debt security purchased at a premium is within the scope of ASC 310-20-35-33 each reporting period, which impacts the amortization period for nonrefundable fees and other costs. The guidance must be applied on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. The new guidance is effective for the Company for the fiscal year 2021 and respective interim periods. The Company adopted this standard on January 1, 2021. The adoption of this guidance had no material impact upon our Condensed Consolidated Financial Statements.

3. Revenue from Contracts with Customers

Substantially all of the Company’s revenue is highly recurring and is derived from contracts with customers to provide integrated, cloud-based human capital solutions that empower clients and their employees to manage their health, wealth and HR needs. The Company’s revenues are disaggregated by recurring and project revenues within each reportable segment. Recurring revenues are typically longer term in nature and more predictable on an annual basis, while project revenues consist of project work of a shorter duration. See Note 11 “Segment Reporting” for quantitative disclosures of recurring and project revenues by reportable segment. The Company’s reportable segments are Employer

Solutions, Professional Services and Hosted business. Employer Solutions are driven by our digital, software and AI-led capabilities and spans total employee wellbeing and engagement, including integrated employee wellness, benefits administration, healthcare navigation and financial health. Professional Services includes our cloud deployment, advisory and application management services. The Company believes these revenue categories depict how the nature, amount, timing, and uncertainty of its revenue and cash flows are affected by economic factors.

Revenues are recognized when control of the promised services is transferred to the customer in the amount that best reflects the consideration to which the Company expects to be entitled in exchange for those services. Substantially all of the Company’s revenue is recognized over time as the customer simultaneously receives and consumes the benefits of our services. On occasion, we may be entitled to a fee based on achieving certain performance criteria or contract milestones. To the extent that we cannot estimate with reasonable assurance the likelihood that we will achieve the performance target, we will constrain this portion of the transaction price and recognize it when or as the uncertainty is resolved. Any taxes assessed on revenues relating to services provided to our clients are recorded on a net basis. All of the Company’s revenues are described in more detail below.

Administrative Services

We provide benefits, human resource and payroll administration services across all of our solutions, which are highly recurring. The Company’s contracts may include administration services across one or multiple solutions and typically have three to five-year terms with mutual renewal options.

These contracts typically consist of an implementation phase and an ongoing administration phase:

Implementation phase – In connection with the Company’s long-term agreements, highly customized implementation efforts are often necessary to set up clients and their human resource, payroll or benefit programs on the Company’s systems and operating processes. Work performed during the implementation phase is considered a set-up activity because it does not transfer a service to the customer. Therefore it is not a separate performance obligation. As these agreements are longer term in nature, our contracts generally provide that if the client terminates a contract, we are entitled to an additional payment for services performed through the termination date designed to recover our up-front costs of implementation. Any fees received from the customer as part of the implementation are in effect, an advance payment for the future ongoing administration services to be provided.

Ongoing administration services phase – For all solutions, the ongoing administration phase includes a variety of plan and payroll administration services and system support services. More specifically, these services include data management, calculations, reporting, fulfillment/communications, compliance services, call center support, and in our Health solutions agreements, annual on-boarding and enrollment support. While there are a variety of activities performed across all solutions, the overall nature of the obligation is to provide integrated administration solutions to the customer. The agreement represents a stand-ready obligation to perform these activities across all solutions on an as-needed basis. The customer obtains value from each period of service, and each time increment (i.e., each month, or each benefit cycle in the case of our Health solutions arrangements) is distinct and substantially the same. Accordingly, the ongoing administration services for each solution represents a series and each series (i.e., each month, or each benefit cycle including the enrollment period in the case of our Health solutions arrangements) of distinct services are deemed to be a single performance obligation. In agreements that include multiple performance obligations, the transaction price related to each performance obligation is based on a relative stand-alone selling price basis. We establish the stand-alone selling price using observable market prices that the Company charges separately for similar solutions to similar customers.

Our contracts with our clients specify the terms and conditions upon which the services are based. Fees for these services are primarily based on a contracted fee charged per participant per period (e.g., monthly or annually, as applicable). These contracts may also include fixed components, including lump-sum implementation fees. Our fees are not typically payable until the commencement of the ongoing administration phase. Once fees become payable, payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

For Health solution administration services, each benefits cycle inclusive of the enrollment period represents a time increment under the series guidance and is a single performance obligation. Although ongoing fees are typically not payable until the commencement of the ongoing administrative phase, we begin transferring services to our customers approximately four months prior to payments being due as part of our annual enrollment services. Although our per-participant fees are considered variable, they are typically predictable in nature, and therefore we do not generally constrain any portion of our transaction price estimates. We use an input method based on the labor costs incurred relative to total labor costs as the measure of progress in satisfying our Health solution performance obligation commencing when the customer’s annual enrollment services begin. Given that the Health solution enrollment and administrative services are stand-ready in nature, it can be difficult to estimate the total expected efforts or hours we will incur for a particular benefits cycle. Therefore, the input measure is based on the historical effort expended each month, which is measured as labor cost.

For all other benefits administration, human resources and payroll services where each month represents a distinct time increment under the series guidance, we allocate the transaction price to the month we are performing our services. Therefore, the amount recognized each month is the variable consideration related to that month plus any fixed monthly or annual fee, which is recognized on a straight-line basis. Revenue for these types of arrangements are therefore more consistent throughout the year.

In the normal course of business, we enter into change orders or other contract modifications to add or modify services provided to the customer. We evaluate whether these modifications should be accounted for as separate contracts or a modification to an existing contract. To the extent that the modification changes a promise that forms part of the underlying series, the modification is not accounted for as a separate contract.

Other Contracts

In addition to the ongoing administration services, the Company also has services across all solutions that represent separate performance obligations and that are often shorter in duration, such as our cloud deployment services, cloud advisory services, participant financial advisory services, and enrollment services not bundled with ongoing administration services.

Fee arrangements can be in the form of fixed-fee, time-and-materials, or fees based on assets under management. Payment is typically due on a monthly basis as we perform under the contract, and we are entitled to be reimbursed for work performed to date in the event of termination.

Services may represent stand-ready obligations that meet the series provision, in which case all variable consideration is allocated to each distinct time increment.

Other services are recognized over-time based on a method that faithfully depicts the transfer of value to the customer, which may be based on the value of labor hours worked or time elapsed, depending on the facts and circumstances.

A portion of the fees for enrollment services not bundled with ongoing administration services are in the form of commissions received from carriers and are variable in nature. These annual enrollment services are typically completed over a short period. However, the Company may continue to receive commissions from carriers until the respective policy lapses or is cancelled. The Company bases the estimates of total transaction price on supportable evidence from an analysis of past transactions, and only includes amounts that are probable of being received or not refunded. This is an area requiring significant judgement and as a result, the estimated total transaction price may be lower than the ultimate amount of commissions we may collect. Consequently, the estimate of total transaction price is adjusted over time as the Company receives confirmation of cash received, or as other information becomes available.

The Company has elected to apply practical expedients to not disclose the revenue related to unsatisfied performance obligations if (1) the contract has an original duration of 1 year or less, or (2) the variable consideration is allocated entirely to an unsatisfied performance obligation which is recognized as a series of distinct goods and services that form a single performance obligation.

Contract Costs

Costs to obtain a Contract

The Company capitalizes incremental costs to obtain a contract with a customer that are expected to be recovered. Assets recognized for the costs to obtain a contract, which primarily includes sales commissions paid in relation to the initial contract, are amortized over the expected life of the underlying customer relationships, which is 7 years for our payroll and cloud solutions and 15 years for all of our other solutions. Commissions paid in relation to contract renewals were immaterial for all periods. The expected life of the underlying customer relationships considers the initial contract terms, which range from 3-5 years as well as expected renewals. For situations where the duration of the contract is 1 year or less, the Company has applied a practical expedient and recognized the costs of obtaining a contract as an expense when incurred. These costs are recorded in Cost of services, exclusive of depreciation and amortization in the Condensed Consolidated Statements of Comprehensive Income (Loss).

Costs to fulfill a Contract

The Company capitalizes costs to fulfill contracts which includes highly customized implementation efforts to set up clients and their human resource, payroll or benefit programs. Assets recognized for the costs to fulfill a contract are amortized on a systematic basis over the expected life of the underlying customer relationships, which is 7 years for our payroll and cloud solutions and 15 years for all of our other solutions.

Amortization for all contracts costs are recorded in Cost of services, exclusive of depreciation and amortization in the Condensed Consolidated Statements of Comprehensive Income (Loss) (see Note 5 “Other Financial Data”).

4. Acquisitions

2020 Acquisition

The Company completed one acquisition during the year ended December 31, 2020. The acquisition was not material to the Company’s results of operations, financial position, or cash flows. The Company accounted for the acquisition as a business combination under Accounting Standards Codification Topic 805, Business Combinations. The goodwill identified by this acquisition is primarily attributed to the synergies that are expected to be realized as well as intangible assets that do not qualify for separate recognition, such as workforce. Goodwill is not amortized and is deductible for tax purposes. Upon completion of this acquisition, the business is now wholly-owned by the Company.

5. Other Financial Data

Condensed Consolidated Balance Sheets Information

Receivables, net

The components of Receivables, net are as follows (in millions):

	June 30, 2021	December 31, 2020
Billed and unbilled receivables	$502	$547
Allowance for expected credit losses	(16)	(15)

Balance at end of period	$486	$532

The Company has not experienced significant write-downs in its receivable balances.

Other current assets

The components of Other current assets are as follows (in millions):

	June 30, 2021	December 31, 2020
Deferred project costs	$47	$53
Prepaid expenses	55	57
Commissions receivable	32	32
Other	31	21

Total	$165	$163

Other assets

The components of Other assets are as follows (in millions):

	June 30, 2021	December 31, 2020
Deferred project costs	$257	$228
Operating lease right of use asset	129	129
Commissions receivable	28	25
Other	31	26

Total	$445	$408

The current and non-current portions of deferred project costs relate to costs to obtain and fulfill contracts (see Note 3 “Revenue from Contracts with Customers”). During the three and six months ended June 30, 2021 and 2020, total amortization expense of $17 million, $33 million, $16 million and $32 million, respectively, was recorded in Cost of services, exclusive of depreciation and amortization in the Condensed Consolidated Statements of Comprehensive Income (Loss).

Other assets include the fair value of outstanding derivative instruments related to interest rate swaps. The balance in Other assets as of June 30, 2021 was $6 million (see Note 12 “Derivative Financial Instruments” for further information).

Fixed assets, net

The components of Fixed assets, net are as follows (in millions):

	June 30, 2021	December 31, 2020
Capitalized software	$268	$242
Leasehold improvements	63	63
Computer equipment	197	192
Furniture, fixtures and equipment	21	21
Construction in progress	49	28

Total Fixed assets, gross	598	546
Less: Accumulated depreciation	260	212

Fixed assets, net	$338	$334

Included in Computer equipment are assets under finance leases. The balances as of June 30, 2021 and December 31, 2020, net of accumulated depreciation related to these assets were $72 million and $83 million, respectively.

Other current liabilities

The components of Other current liabilities are as follows (in millions):

	June 30, 2021	December 31, 2020
Deferred revenue	$119	$148
Operating lease liabilities	54	41
Finance lease liabilities	28	28
Other	103	107

Total	$304	$324

Other liabilities

The components of Other liabilities are as follows (in millions):

	June 30, 2021	December 31, 2020
Deferred revenue	$57	$60
Operating lease liabilities	140	155
Finance lease liabilities	44	59
Unrecognized tax positions	49	48
Other	90	125

Total	$380	$447

The current and non-current portions of deferred revenue relates to consideration received in advance of performance under client contracts. During the six months ended June 30, 2021 and 2020, revenue of approximately $101 million and $133 million was recognized that was recorded as deferred revenue at the beginning of each period, respectively.

Other current liabilities and Other liabilities include the fair value of outstanding derivative instruments related to interest rate swaps. The balance in Other current liabilities as of June 30, 2021 and December 31, 2020 was $27 million and $28 million, respectively. The balances in Other liabilities as of June 30, 2021 and December 31, 2020 were $3 million and $19 million, respectively (see Note 12 “Derivative Financial Instruments” for further information).

6. Goodwill and Intangible assets, net

The changes in the net carrying amount of goodwill for the six months ended June 30, 2021 are as follows (in millions):

	Employer Solutions	Professional Services	Total
Balance as of December 31, 2020	$1,985	$260	$2,245

Measurement period adjustments	2	—	2
Foreign currency translation	2	1	3

Balance as of June 30, 2021	$1,989	$261	$2,250

Intangible assets by asset class are as follows (in millions):

	June 30, 2021			December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets:
Customer related and contract based intangibles	$2,079	$560	$1,519	$2,078	$486	$1,592
Technology related intangibles	316	206	110	316	180	136
Trade name (finite life)	8	6	2	8	6	2
Trade name (indefinite life)	3	—	3	3	—	3

Total	$2,406	$772	$1,634	$2,405	$672	$1,733

The change in gross carrying amounts for customer related and contract-based intangibles relates to the favorable impact of foreign currency translation adjustments.

Amortization expense from finite-lived intangible assets was $50 million, $100 million, $50 million and $100 million for the three and six months ended June 30, 2021 and 2020, respectively, which was recorded in Depreciation and intangible amortization in the Condensed Consolidated Statements of Comprehensive Income (Loss).

Subsequent to June 30, 2021, the annual amortization expense is expected to be as follows (in millions):

	Customer Related and Contract Based Intangibles	Technology Related Intangibles
Remainder of 2021 (July - December)	$72	$27
2022	146	53
2023	146	22
2024	146	5
2025	146	3
Thereafter	863	—

Total amortization expense	$1,519	$110

The estimated annual amortization expense for finite life trade name intangible assets is expected to be $1 million annually for 2021 through January of 2024.

The amortization expense from finite-lived intangible assets subsequent to June 30, 2021 will change from the amounts reflected above as a result of the Company’s Business Combination Agreement completed on July 2, 2021 (see Note 17 – “Subsequent Events”).

7. Income Taxes

For the three and six months ended June 30, 2021 and 2020, the Company’s effective tax rates were (34)%, (17)%, (17)% and (9)%, respectively.

The Company and certain of its subsidiaries operate in the U.S. as partnerships for income tax purposes (partnerships generally are not subject to federal income taxes) and generally as corporate entities in non-U.S. jurisdictions. The Company’s effective tax rate for the three and six months ended June 31, 2021 and 2020 was substantially due to the fact that certain subsidiaries are subject to federal, state, local and foreign income taxes (as applicable).

Deferred income taxes, reflecting assets and liabilities netted by jurisdiction, have been classified on the Condensed Consolidated Balance Sheets as follows (in millions):

	June 30, 2021	December 31, 2020
Deferred tax assets - non-current	$5	$5
Deferred tax liabilities - non-current	—	—

Net deferred tax asset	$5	$5

8. Debt

Debt outstanding consisted of the following (in millions):

	Maturity Date	June 30, 2021	December 31, 2020
Term Loan	May 1, 2024	$631	$634
Term Loan, Amended	October 31, 2026	1,966	1,976
Secured Senior Notes	June 1, 2025	300	300
Unsecured Senior Notes	June 1, 2025	1,230	1,230
$24m Revolving Credit Facility	May 1, 2022	—	—
$226m Revolving Credit Facility, Amended	October 31, 2024	—	—
Other	December 31, 2021	10	10

Total		4,137	4,150
Less: term loan and senior note financing fees and premium, net		(65)	(72)

Total debt, net		4,072	4,078
Less: current portion of long term debt, net		(37)	(37)

Total long term debt, net		$4,035	$4,041

Term Loan

In connection with the Separation, in May 2017, the Company entered into a 7-year Initial Term Loan. During November 2017 and November 2019, the Company entered into Incremental Term Loans under identical terms as the Initial Term Loan. In August 2020, the Company refinanced the Term Loan by paying down $270 million of principal using the proceeds from the August 2020 Unsecured Senior Notes issuance, extending the maturity date on $1,986 million of the balance to October 31, 2026, and adding an interest rate floor of 50 bps. Interest rates on the Term Loan borrowings are based on the London Interbank Offered Rate (“LIBOR”) plus 275 or 300 bps, based on defined ratios, and LIBOR plus 325 or 350 bps, based on defined ratios for the amended portion. The Company used the 1-month LIBOR rate for all periods presented. The Company is required to make principal payments at the end of each fiscal quarter based on defined terms in the agreement with the remaining principal balances due on the maturity dates. During the six months ended June 30, 2021, the Company made total principal payments of $13 million. The Company utilized swap agreements to fix a portion of the floating interest rates to May 2024 (see Note 12 “Derivative Financial Instruments”).

In July 2021, the Company paid $556 million of principal on the Term Loan using proceeds from the completed Business Combination Agreement (see Note 17 – “Subsequent Events”). The portion of the unamortized financing fees associated with the principal that has been paid was also written off concurrently with the principal payment. In addition, the Company modified its related interest rate derivatives, which we do not expect to have a material impact on the Consolidated Financial Statements.

Secured Senior Notes

During May 2020, the Company issued $300 million of Secured Senior Notes. These Secured Senior Notes have a maturity date of June 1, 2025 and accrue interest at a fixed rate of 5.75% per annum, payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2020.

Unsecured Senior Notes

In connection with the Separation, in May 2017, the Company issued $500 million of Initial Unsecured Senior Notes. During November 2017, July 2019, and August 2020, the Company issued additional Unsecured Senior Notes under identical terms as the Initial Unsecured Senior Notes for $180 million, $280 million, and $270 million, respectively (collectively “Unsecured Senior Notes”). The Unsecured Senior Notes have a maturity date of June 1, 2025 and accrue interest at a fixed rate of 6.750% per annum, payable semi-annually on June 1 and December 1 of each year.

In July 2021, the Company redeemed the Unsecured Senior Notes for approximately $1.3 billion using proceeds from the complete Business Combination Agreement (see Note 17 – “Subsequent Events”). The pro rata interest of approximately $7 million due on the Unsecured Senior Notes was also paid at that time.

Revolving Credit Facility

In connection with the Separation, in May 2017, the Company entered into a 5-year $250 million Revolver with a multi-bank syndicate with a maturity date of May 1, 2022. During August 2020, the Company extended the maturity date for $226 million of the Revolver to October 31, 2024. At June 30, 2021, $11 million of unused letters of credit related to various insurance policies and real estate leases were issued under the Revolver and there were no additional borrowings. The Company is required to make periodic payments for commitment fees and interest related to the Revolver and outstanding letters of credit. During the three and six months ended June 30, 2021 and 2020 the Company made immaterial payments related to these fees.

As part of the acquisition of NGA HR during the year ended December 31, 2019, the Company acquired a revolving credit facility of approximately $21 million secured on the accounts receivable balance of NGA HR. As of June 30, 2021, the outstanding borrowings under this facility were $10 million, which are reflected in Other in the table above. The facility matures on December 31, 2021, at which time any outstanding borrowings are repayable in full, with interest payable monthly. Interest is calculated as LIBOR plus 3.5% per annum.

Financing Fees, Premiums and Interest Expense

The Company capitalized financing fees and premiums related to the Term Loan, Revolver, Unsecured Senior Notes and Secured Senior Notes issued.

The financing fees and premiums related to the Term Loan, Unsecured Senior Notes and Secured Senior Notes are recorded as an offset to the aggregate debt balances and are being amortized over the respective loan terms. For the three and six months ended June 30, 2021 and 2020, $3 million, $7 million, $4 million and $8 million, respectively, was amortized and recorded in Interest expense in the Condensed Consolidated Statements of Comprehensive Income (Loss).

As the Revolver has no outstanding balance as of June 30, 2021, the related $7 million of financing fees are recorded in Other assets and are being amortized on a straight-line basis over the term of the Revolver. The straight-line amortization is approximately $1 million for each year. Amortization for all periods was recorded in Interest expense in the Condensed Consolidated Statements of Comprehensive Income (Loss). As of June 30, 2021, $1 million of unamortized financing fees related to the Revolver are recorded in Other current assets, on the Condensed Consolidated Balance Sheets. As of December 31, 2020, $1 million and $1 million of unamortized financing fees related to the Revolver are recorded in Other current assets and Other assets, respectively, on the Condensed Consolidated Balance Sheets.

Total interest expense related to the debt instruments for the three and six months ended June 30, 2021 and 2020 was $52 million, $105 million, $47 million and $100 million, respectively, which included amortization of financing fees of $4 million, $8 million, $5 million and $9 million for the three and six months ended June 30, 2021 and 2020, respectively. Interest expense is recorded in Interest expense in the Condensed Consolidated Statements of Comprehensive Income (Loss).

9. Members’ Equity

Class A Common Units

There were no grants of Class A common units during the six months ended June 30, 2021 and June 30, 2020. Each holder of Class A common units is entitled to one vote per unit.

Class A-1 Common Units

During the six months ended June 30, 2021, the Company granted 643 Restricted Class A-1 common units (“Class A-1 common units”) and during the six months ended June 30, 2020 there were no grants of Class A-1 common units. Holders of Class A-1 common units are not entitled to voting rights.

Class B Common Units

During the six months ended June 30, 2021 there were no grants of Class B common units, and during the six months ended June 30, 2020 the Company granted 5,309 units. Holders of Class B common units are not entitled to voting rights.

Distributions

The Company’s Board of Directors may declare distributions to the holders of the Company’s common units listed above based on the following order of priorities: (1) first to the holders of Class A and Class A-1 common units, pro rata based on the amount of the Class A and Class A-1 unreturned capital value, defined as the excess of the value of the common units upon issuance minus the aggregate amount of all distributions made by the Company to the date of the distribution and (2) second to the holders of Class A, Class A-1 and Class B common units, pro rata based on the number of units held. For the six months ended June 30, 2021, only the Class A and Class A-1 unit holders were entitled to distributions of undistributed earnings. The Class B unit holders were not entitled to any distributions as the first condition in the order of priorities above had not been satisfied.

During both the six months ended June 30, 2021 and 2020, the Company made tax related distributions on behalf of the Class A and Class A-1 unit holders that were immaterial and $1 million, respectively.

Share-Based Compensation Expense

Share-based payments to employees include grants of restricted share units (“RSUs”) and performance-based restricted share units (“PRSUs”), which consist of both Class A-1 and Class B common units in each type, are measured based on their estimated grant date fair value. The Company recognizes compensation expense on a straight-line basis over the requisite service period for awards expected to ultimately vest. The RSUs vest ratably over periods of one to five years. The majority of the PRSUs have vesting conditions that are contingent upon the achievement of defined internal rates of return and multiples on invested capital occurrence and of certain liquidity events. The Company recorded share-based compensation expense of $3 million, $5 million, $2 million and $4 million for the three and six months ended June 30, 2021 and 2020, respectively.

The following table summarizes the unit activity during the six months ended June 30, 2021:

	RSUs	Weighted Average Grant Date Fair Value Per Unit	PRSUs	Weighted Average Grant Date Fair Value Per Unit
Balance as of December 31, 2020	2,999	$4,563	9,223	$4,015

Granted	254	28,875	389	24,420
Vested	(517)	5,459	—	—
Forfeited	(121)	4,527	(567)	2,626

Balance as of June 30, 2021	2,614	$6,741	9,045	$4,888

As of June 30, 2021, total future compensation expense related to unvested RSUs was $15 million which will be recognized over a remaining weighted-average amortization period of approximately 3.5 years. As of June 30, 2021, total future compensation expense related to PRSUs was $35 million which will be recognized over approximately the next 3.1 years.

Accumulated Other Comprehensive Loss

As of June 30, 2021, the Accumulated other comprehensive loss balance included unrealized losses for interest rate swaps and foreign currency translation adjustments related to our foreign subsidiaries that do not have the U.S. dollar as their functional currency.

Changes in Accumulated other comprehensive income (loss) by component, are as follows (in millions):

	Foreign Currency Translation Adjustments	Interest Rate Swaps(1)	Total
Balance at December 31, 2020	$5	$(47)	$(42)

Other comprehensive income before reclassifications	4	10	14
Tax expense	—	—	—

Other comprehensive income before reclassifications, net	4	10	14
Amounts reclassified from accumulated other comprehensive loss, net	—	7	7
Tax expense	—	—	—

Amounts reclassified from accumulated other comprehensive loss, net	—	7	7

Net current period other comprehensive income	4	17	21

Balance at March 31, 2021	$9	$(30)	$(21)

Other comprehensive income (loss) before reclassifications	4	(1)	3
Tax expense	—	—	—

Other comprehensive income (loss) before reclassifications, net	4	(1)	3
Amounts reclassified from accumulated other comprehensive loss, net	—	7	7
Tax expense	—	—	—

Amounts reclassified from accumulated other comprehensive loss, net	—	7	7

Net current period other comprehensive income	4	6	10
Balance at June 30, 2021	$13	$(24)	$(11)

(1)	Reclassifications from this category are recorded in Interest expense. See Note 12 “Derivative Financial Instruments” for additional information.

10. Earnings Per Unit

The Company calculates basic and diluted earnings per unit for the Class A, Class A-1 and Class B common units according to their participation rights in the distributions of undistributed earnings. The earnings available to each class of unit are divided by the weighted average number of units for the period in each class. Diluted earnings per unit assume the issuance of units for all potentially dilutive unit equivalents outstanding; however, none of the Performance-based Class B common units were included as the conditions related to the achievement of the defined internal rates of return and multiples on invested capital were not met as of June 30, 2021.

Basic and diluted earnings per unit are as follows (in millions, except for unit and per unit amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Net loss available to unit holders	$(4)	$(25)	$(25)	$(46)

Basic weighted average units outstanding	125,464	125,428	125,457	125,408
Dilutive effect	—	—	—	—

Diluted weighted average units outstanding	125,464	125,428	125,457	125,408

Basic loss per unit	$(33.65)	$(196.81)	$(201.31)	$(368.90)
Dilutive effect	—	—	—	—

Diluted loss per unit	$(33.65)	$(196.81)	$(201.31)	$(368.90)

For the three and six months ended June 30, 2021 and June 30, 2020, 290 units, 298 units, 630 units and 268 units, respectively, were not included in the computation of diluted loss per unit because their inclusion would be anti-dilutive. Furthermore, for the three and six months ended June 30, 2021 and June 30, 2020, the pro forma effect of the number of shares whose proceeds were used to pay for tax related distributions were not included in the computation of diluted loss per unit because their inclusion would be anti-dilutive.

11. Segment Reporting

The Company’s reportable segments have been determined using a management approach, which is consistent with the basis and manner in which the Company’s chief operating decision maker (“CODM”) uses financial information for the purposes of allocating resources and evaluating performance. The Company’s CODM is its Chief Executive Officer. The CODM evaluates the performance of the Company based on its total revenue and segment profit.

The CODM also uses revenue and segment profit to manage and evaluate our business, make planning decisions, and as performance measures for Company-wide bonus plans and executive compensation plans. These key financial measures provide an additional view of our operational performance over the long-term and provide useful information that we use in order to maintain and grow our business.

The accounting policies of the segments are the same as those described in Note 2 “Accounting Policies and Practices.” The Company does not report assets by reportable segments as this information is not reviewed by the CODM on a regular basis.

Information regarding the Company’s current reportable segments is as follows (in millions):

	Revenue
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Employer Solutions
Recurring	$516	$489	$1,049	$1,018
Project	53	51	107	101

Total Employer Solutions	569	540	1,156	1,119
Professional Services
Recurring	31	26	60	50
Project	61	63	124	129

Total Professional Services	92	89	184	179
Hosted Business	11	18	21	42

Total	$672	$647	$1,361	$1,340

	Segment Profit
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Employer Solutions	$138	$127	$274	$269
Professional Services	7	9	7	11
Hosted Business	—	—	(3)	4

Total of all reportable segments	145	136	278	284
Share-based compensation	3	2	5	4
Non-recurring professional expenses(1)	9	—	18	—
Transformation initiatives(2)	—	8	—	11
Restructuring	2	22	9	47
Other(3)	—	13	(5)	24
Depreciation	25	23	49	42
Intangible amortization	50	50	100	100

Operating Income	56	18	102	56
Interest expense	61	53	123	111
Other expense (income), net	1	(5)	9	(4)

Loss Before Income Tax Benefit	$(6)	$(30)	$(30)	$(51)

(1)	Non-recurring professional expenses primarily includes external advisor costs related to the Company’s Business Combination Agreement completed on July 2, 2021 (see Note 17 – “Subsequent Events”).
(2)	Transformation initiatives in fiscal year 2020 includes expenses related to enhancing our data center.
(3)	Other primarily includes long-term incentive expenses and expenses related to acquisitions in fiscal year 2020, offset by Other expense (income), net.

There was no single client who accounted for more than 10% of the Company’s revenues in any of the periods presented.

12. Derivative Financial Instruments

The Company is exposed to market risks, including changes in interest rates. To manage the risk related to these exposures, the Company has entered into various derivative instruments that reduce these risks by creating offsetting exposures.

Interest Rate Swaps

The Company has utilized swap agreements that will fix the floating interest rates associated with its Term Loan as shown in the following table:

Designation Date	Effective Date	Initial Notional Amount	Notional Amount Outstanding as of June 30, 2021	Fixed Rate	Expiration Date
May 2017	May 2019	$427,500,000	$427,500,000	2.0850%	May 2022
May 2017	May 2019	100,000,000	100,000,000	2.0850%	May 2022
August 2020	August 2020	557,500,000	557,500,000	2.5070%	May 2022
August 2020	July 2020	110,136,580	103,564,180	2.6250%	February 2023
August 2020	August 2020	89,863,420	96,435,820	3.0854%	February 2023
August 2020	August 2020	181,205,050	170,765,250	0.7775%	May 2024
August 2020	August 2020	388,877,200	376,946,000	0.7430%	May 2024
August 2020	May 2022	220,130,318	n/a	0.2640%	May 2024
August 2020	May 2022	306,004,562	n/a	0.2450%	May 2024

The swap agreements entered into in May 2020 and amended in August 2020 will maintain a constant fixed debt ratio by stepping up as existing swaps mature and also amortize to maturity as the required minimum principal payments are made on the Term Loan. The August 2020 swap agreement modification was executed in conjunction with the refinancing of the Term Loan, which incorporated an interest rate floor of 50 bps on a portion of the swaps related to the extended Term Loan. All interest rate swaps have been designated as cash flow hedges. As a result of the amendment, the fair value of the instruments at the time of re-designation are being amortized into interest expense over the remaining life of the instruments.

In July 2021, the Company modified the interest rate derivatives in conjunction with the principal payment on the Term Loan using proceeds from the completed Business Combination Agreement (see Note 17 – “Subsequent Events”). The Company does not expect these modifications to have a material impact on the Consolidated Financial Statements.

Financial Instrument Presentation

The fair values and location of outstanding derivative instruments recorded in the Condensed Consolidated Balance Sheets are as follows (in millions):

	June 30,	December 31,
	2021	2020
Assets
Other assets	$6	$—

Total	$6	$—

Liabilities
Other current liabilities	$27	$28
Other liabilities	3	19

Total	$30	$47

The Company estimates that approximately $27 million of derivative losses included in Accumulated other comprehensive loss as of June 30, 2021 will be reclassified into earnings over the next twelve months. This estimated amount will change as a result of the Company’s Business Combination Agreement completed on July 2, 2021 (see Note 17 – “Subsequent Events”).

13. Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The accounting standards related to fair value measurements include a hierarchy for information and valuations used in measuring fair value that is broken down into three levels based on reliability, as follows:

•	Level 1 – observable inputs such as quoted prices in active markets for identical assets and liabilities;

•	Level 2 – inputs other than quoted prices for identical assets in active markets that are observable either directly or indirectly; and

•	Level 3 – unobservable inputs in which there is little or no market data which requires the use of valuation techniques and the development of assumptions.

The Company’s financial assets measured at fair value on a recurring basis are as follows (in millions):

	June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets
Interest rate swaps	$—	$6	$—	$6

Total assets recorded at fair value	$—	$6	$—	$6

Liabilities
Interest rate swaps	$—	$30	$—	$30
Contingent consideration liability	—	—	29	29

Total liabilities recorded at fair value	$—	$30	$29	$59

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities
Interest rate swaps	$—	$47	$—	$47
Contingent consideration liability	—	—	26	26

Total liabilities recorded at fair value	$—	$47	$26	$73

The valuations of the derivatives intended to mitigate our interest rate risk are determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each instrument. This analysis utilizes observable market-based inputs, including interest rate curves, interest rate volatility, or spot and forward exchange rates, and reflects the contractual terms of these instruments, including the period to maturity. In addition, credit valuation adjustments, which consider the impact of any credit enhancements to the contracts, are incorporated in the fair values to account for potential non-performance risk.

The contingent consideration liabilities relate to acquisitions completed during the years ended December 31, 2020 and 2018, and are included in Other current liabilities and Other liabilities on the Condensed Consolidated Balance Sheets. The fair value of these liabilities is determined using a discounted cash flow analysis. Changes in the fair value of the liabilities are included in Other expense (income), net in the Condensed Consolidated Statements of Comprehensive Income (Loss). Significant unobservable inputs are used in the assessment of fair value, including assumptions regarding discount rates and probability assessments based on the likelihood of reaching the various targets set out in the acquisition agreements. The following table summarizes the changes in deferred contingent consideration liabilities (in millions):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Beginning balance	$28	$22	$26	$22
Acquisitions	—	—	2	—
Accretion of contingent consideration	1	—	1	—

Ending Balance	$29	$22	$29	$22

The Company’s financial liabilities not measured at fair value on a recurring basis are as follows (in millions):

	June 30, 2021		December 31, 2020
	Carrying Value	Fair Value	Carrying Value	Fair Value
Liabilities
Current portion of long term debt, net	$37	$37	$37	$37
Long term debt, net	4,035	4,070	4,041	4,090

Total	$4,072	$4,107	$4,078	$4,127

The carrying value of the Term Loan and Senior notes include the outstanding principal balances, less any unamortized discount or premium. The carrying value of the Term Loan approximates fair value as it bears interest at variable rates and we believe our credit risk is consistent with when the debt originated. The outstanding balances under the Senior Notes have fixed interest rates and the fair value is classified as Level 2 within the fair value hierarchy and corroborated by observable market data (see Note 8 “Debt”).

The carrying amounts of Cash and cash equivalents, Receivables, net and Accounts payable and accrued liabilities approximate their fair values due to the short-term maturities of these instruments.

During the six months ended June 30, 2021 there were no transfers in or out of the Level 1, Level 2 or Level 3 classifications.

14. Restructuring and Integration

During the third quarter of 2019, management initiated a restructuring and integration plan (“the Plan”) following the completion of the Hodges acquisition and in anticipation of the NGA HR acquisition, which was completed on November 1, 2019. The Plan is intended to integrate and streamline operations across the Company and is expected to generate cost reductions related to position eliminations and facility and system rationalizations. The Company expects to incur costs related to severance, contract and lease exits and other related costs. The Company expects these restructuring and integration activities and related expenses to affect continuing operations through the first quarter of 2022.

The Plan is expected to result in cumulative costs of approximately $135 million through the end of the plan, consisting of approximately $80 million in severance and related benefits, and approximately $55 million in other costs, including technology realization, lease consolidation costs, advisory and consulting fees. The Plan is expected to generate annual cost savings of approximately $196 million by 2022.

From the inception of the Plan through June 30, 2021, the Company has incurred total expenses of $100 million. These charges are recorded in Cost of services, exclusive of depreciation and amortization and Selling, general and administrative expenses in the Condensed Consolidated Statements of Comprehensive Income (Loss).

The following table summarizes restructuring costs by type that have been incurred through June 30, 2021 and are estimated to be incurred through the end of the Plan. Estimated costs by type may be revised in future periods as these assumptions are updated:

	Three Months Ended	Six Months Ended		Estimated	Estimated
	June 30,	June 30,	Inception to	Remaining	Total
	2021	2021	Date	Costs	Cost(1)
Employer Solutions
Severance and Related Benefits	$1	$6	$45	$22	$67
Other Restructuring Costs(2)	1	2	42	6	48

Total Employer Solutions	$2	$8	$87	$28	$115
Professional Services
Severance and Related Benefits	$—	$1	$8	$5	$13
Other Restructuring Costs(2)	—	—	5	2	7

Total Professional Services	$—	$1	$13	$7	$20

Total Restructuring Costs	$2	$9	$100	$35	$135

(1)

Actual costs, when incurred, may vary due to changes in the assumptions built into the Plan. Significant assumptions that may change when plans are finalized and implemented include, but are not limited to, changes in severance calculations, changes in the assumptions underlying sublease loss calculations due to changing market conditions, and changes in the overall analysis that might cause the Company to add or cancel component initiatives.

(2)	Other costs associated with the Plan primarily include consulting and legal fees and lease consolidation.

As of June 30, 2021, approximately $6 million of the restructuring liability is unpaid and is recorded in Accounts payable and accrued liabilities on the Condensed Consolidated Balance Sheets.

	Severance and Related Benefits	Other Restructuring Costs	Total
Accrued restructuring liability as of December 31, 2020	$12	$3	$15
Restructuring charges	7	2	9
Cash payments	(13)	(5)	(18)

Accrued restructuring liability as of June 30, 2021	$6	$—	$6

15. Employee Benefits

Defined Contribution Savings Plans

Certain of the Company’s employees participate in a defined contribution savings plan sponsored by the Company. For the three and six months ended June 30, 2021 and 2020, expenses were $15 million, $31 million, $12 million and $29 million, respectively. Expenses were recognized in Cost of services, exclusive of depreciation and amortization and Selling, general and administrative expenses in the Condensed Consolidated Statements of Comprehensive Income (Loss).

16. Commitments and Contingencies

Legal

The Company is subject to various claims, tax assessments, lawsuits, and proceedings that arise in the ordinary course of business relating to the delivery of our services and the effectiveness of our technologies. The damages claimed in these matters are or may be substantial. Accruals for any exposures, and related insurance or other receivables, when applicable, are included on the Condensed Consolidated Balance Sheets and have been recognized in Selling, general and administrative expenses in the Condensed Consolidated Statements of Comprehensive Income (Loss) to the extent that losses are deemed probable and are reasonably estimable. These amounts are adjusted from time to time as developments warrant. Management believes that the reserves established are appropriate based on the facts currently known. The reserves recorded at June 30, 2021 and December 31, 2020 were not significant.

Guarantees and Indemnifications

The Company provides a variety of service performance guarantees and indemnifications to its clients. The maximum potential amount of future payments represents the notional amounts that could become payable under the guarantees and indemnifications if there were a total default by the guaranteed parties, without consideration of possible recoveries under recourse provisions or other methods. These notional amounts may bear no relationship to the future payments that may be made, if any, for these guarantees and indemnifications.

To date the Company has not been required to make any payment under any client arrangement as described above. The Company has assessed the current status of performance risk related to the client arrangements with performance guarantees and believes that any potential payments would be immaterial to the Condensed Consolidated Financial Statements.

Purchase Obligations

The Company’s expected cash outflow for non-cancellable purchase obligations related to purchases of information technology assets and services is $11 million, $26 million, $26 million, $27 million, $9 million, and $7 million, for the remainder of 2021 and the years ended 2022, 2023, 2024, 2025, and thereafter, respectively.

Service Obligations

On September 1, 2018, the Company executed an agreement to form a strategic partnership with Wipro, a leading global information technology, consulting and business process services company.

The Company’s expected cash outflow for non-cancellable service obligations related to our strategic partnership with Wipro is $67 million, $141 million, $147 million, $154 million, $162 million and $502 million for the remainder of 2021 and the years ended 2022, 2023, 2024, 2025 and thereafter, respectively.

The Company may terminate its arrangement with Wipro for cause or for the Company’s convenience. In the case of a termination for convenience, the Company would be required to pay a termination fee, including certain of Wipro’s unamortized costs, plus 25% of any remaining portion of the minimum level of services the Company agreed to purchase from Wipro over the course of 10 years.

17. Subsequent Events

Business Combination

On July 2, 2021 (the “Closing Date”), the Company completed its previously announced business combination transaction (as amended and restated as of April 29, 2021) (the “Business Combination Agreement”) with Foley Trasimene Acquisition Corp (“FTAC”), its wholly owned subsidiary Alight, Inc. (“Alight”), and certain other parties thereto. On the Closing Date, pursuant to the Business Combination Agreement, among other things, (i) Foley Trasimene became a subsidiary of Alight, (ii) the combined company is now organized in an “Up-C” structure.

Pursuant to the terms of the Business Combination Agreement, the shares of FTAC’s outstanding Class A common stock and Class B common stock were automatically converted into shares of Alight Class A common stock on a one-for-one basis for an aggregate of 142,586,199 shares of Alight Class A common stock. Additionally, each FTAC warrant that was outstanding, each of which entitled the holder thereof to purchase one share of FTAC Class A Common Stock at a price of $11.50 per share was automatically and irrevocably modified and exchanged for a warrant to purchase the same number of share(s) of Alight Class A common stock on the same terms.

The aggregate consideration payable in the Business Combination to the holders of units of Tempo Holding Company, LLC (n/k/a Alight Holding Company, LLC or “Alight Holdings”) was: (i) approximately $1.0 billion in cash, (ii) a number of shares of Alight Class A Common Stock and Class A Units of Alight Holdings (together with an equal number of shares of Class V common stock) in the aggregate equal to 226,663,750, (iii) a number of shares of Alight Class B-1 common stock and Class B-1 Units of Alight Holdings (“Class B-1 Units”) in the aggregate equal to 7,500,000 (iv) a number of shares of Alight Class B-2 common stock and Class B-2 Units of Alight Holdings (“Class B-2 Units”) in the aggregate equal to 7,500,000 and (v) repayment of non-extended Term Loan and Senior Unsecured Notes of approximately $1.8 billion.

Based on a total purchase price of $5.7 billion, the preliminary allocation of the fair value of the business combination will record approximately $4.0 billion each for both goodwill and identifiable intangible assets. In addition, we do not expect material changes from the working capital amounts presented in the Company’s Condensed Consolidated Balance Sheets as of June 30, 2021. We expect to reflect the preliminary purchase price accounting in our third quarter Consolidated Financial Statements and will finalize over the measurement period of up to one year.

On July 29, 2021, the Company entered into a definitive agreement to acquire the Aon Retiree Health Exchange business from Aon plc. The business combination is expected to be completed during the fourth quarter of 2021 and remains subject to regulatory approvals and other customary closing conditions.

Events and transactions occurring through the date of issuance of the financial statements have been evaluated by management and, when appropriate, recognized or disclosed in the financial statements or notes to the Condensed Consolidated Financial Statements.